CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-201422 and 333-36390) on Form S-8 of Fuel Tech, Inc. of our report dated March 23, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in this Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Chicago, Illinois
March 23, 2016